Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact: Katherine Patricia Klingler

Telephone: 617-346-7433

Sovereign Bank Announces Fixed Price Tender Offer for Any and All of Its Outstanding
5⅛% Subordinated Notes due March 15, 2013

Boston (December 2, 2011) – Sovereign Bank (the “Bank” or “Sovereign”), a wholly owned indirect subsidiary of Banco Santander, S.A., announced today that it has commenced a fixed price cash tender offer for any and all $499.5 million outstanding principal amount of its 5⅛% Subordinated Notes due March 15, 2013 (the “Notes”) (CUSIP No. 84603MEX0).

Upon the terms and conditions of the tender offer, the Bank will pay a purchase price (the “Purchase Price”) of $1,020.00 per $1,000 principal amount of the Notes accepted for payment pursuant to the tender offer.  In addition, holders whose Notes are purchased pursuant to the tender offer will be paid accrued and unpaid interest on their Notes purchased pursuant to the tender offer to, but not including, the settlement date for the tender offer.  The Bank expects the settlement date to occur on the first business day following the expiration of the tender offer. The Bank expects to use available cash to pay for the Notes.

The tender offer will expire at 5:00 p.m., New York City time, on December 12, 2011, unless extended or earlier terminated (such time and date, as the same may be extended or earlier terminated, the “Expiration Time”). Holders of Notes must validly tender (and not validly withdraw) their Notes on or prior to the Expiration Time in order to be eligible to receive the Purchase Price. Notes tendered pursuant to the tender offer may be withdrawn at any time prior to the Expiration Time but not thereafter.

The tender offer is being made pursuant to an offer to purchase dated December 2, 2011 (the “offer to purchase”) and related letter of transmittal, which set forth a more complete description of the terms and conditions of the tender offer. Holders of the Notes are urged to read the offer to purchase and the related letter of transmittal carefully before making any decisions with respect to the tender offer.  The tender offer is subject to the satisfaction or waiver of certain conditions set forth in the offer to purchase.

J.P. Morgan Securities LLC is serving as dealer manager, D.F. King & Co., Inc. is serving as the tender agent and information agent for the tender offer and Wachtell, Lipton, Rosen & Katz has acted as legal advisor to Sovereign.  Questions regarding the tender offer may be directed to J.P. Morgan Securities LLC at (866) 834-4666 (toll free) or (212) 834-4811 (collect).  Requests for the tender offer documents may be directed to D.F. King & Co., Inc. at the following telephone numbers:  banks and brokers, (212) 269-5550; all others toll free at (800) 859-8511.

This press release is neither an offer to purchase nor a solicitation to buy any of the Notes, nor is it a solicitation for acceptance of the tender offer. The Bank is making the tender offer only by, and pursuant to the terms of, the offer to purchase and the related letter of transmittal. The tender offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of the Bank or its affiliates, the dealer manager, the tender agent or the information agent is making any recommendation as to whether or not holders should tender their Notes in connection with the tender offer.

About Sovereign, Santander Holdings USA and Banco Santander

Sovereign Bank is a financial institution with principal markets in the northeastern United States. Sovereign has more than 700 branches, nearly 2,300 ATMs, and approximately 8,000 team members.

Santander Holdings USA, Inc. (SAN.MC, STD.N) is a wholly owned subsidiary of Banco Santander, S.A., and wholly owns Sovereign Bank and Santander Consumer USA. Banco Santander is a retail and commercial bank, headquartered in Spain, with a presence in 10 main markets: Spain, Portugal, Germany, the UK, Poland, Brazil, Mexico, Chile, Argentina and the U.S. Founded in 1857, Santander has more than 100 million customers, 14,709 branches – more than any other international bank – and more than 190,000 employees.

Cautionary Statement Regarding Forward-Looking Information

Sovereign Bank cautions that this press release contains forward-looking statements. These forward-looking statements include, without limitation, statements concerning our future business development. While these forward-looking statements represent our judgment and future expectations concerning the development of our business, a number of risks, uncertainties and other important factors could cause actual developments to differ materially from our expectations. These factors include, but are not limited to: (1) general market, macro-economic, governmental and regulatory trends; (2) movements in local and international securities markets, currency exchange rates, and interest rates; (3) competitive pressures; (4) technological developments; (5) changes in the financial position or credit worthiness of our customers, obligors and counterparties and (6) the lack of certainty regarding the completion of the transaction referred to in this press release and the amount of notes tendered into the offer. The risk factors and other key factors indicated in past and future filings and reports by Sovereign Bank and its parent entities, including past and future filings and reports by Santander Holdings USA, Inc. with the U.S. Securities and Exchange Commission, could adversely affect the development of our business. Other unknown or unpredictable factors could cause actual developments to differ materially from those in the forward-looking statements. The information contained in this press release is subject to, and must be read in conjunction with, all other publicly available information.